Exhibit 99.3

Ford Motor Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended March 31, 2003 and 2002
(in millions, except per share amounts)

	First Quarter

	2003	2002

	(unaudited)
Sales and revenues
Sales	$34,200	$32,171
Revenues and Automotive interest income	6,833	7,402

Total sales and revenues	41,033	39,573
Costs and expenses
Cost of sales	31,084	29,923
Selling, administrative and other expenses	6,086	6,309
Interest expense	1,957	2,349
Provision for credit and insurance losses	593	960

Total costs and expenses	39,720	39,541
Equity in net income/(loss) of affiliated companies	24	(59)

Income/(loss) before income taxes	1,337	(27)
Provision for/(benefit from) income taxes	336	(20)

Income/(loss) before minority interests	1,001	(7)
Minority interests in net income/(loss) of subsidiaries	102	73

Income/(loss) from continuing operations	899	(80)
Income/(loss) from discontinued/held-for-sale operations	(3)	(12)
Cumulative effect of change in accounting principle	—	(1,002)

Net income/(loss)	$896	$(1,094)

Income/(loss) attributable to Common and Class B Stock after Preferred Stock dividends	$896	$(1,098)
Average number of shares of Common and Class B Stock outstanding	1,832	1,807
AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK
Basic income/(loss)
Income/(loss) from continuing operations	$0.49	$(0.05)
Income/(loss) from discontinued/held-for-sale operations	—	(0.01)
Cumulative effect of change in accounting principle	—	(0.55)

Net income/(loss)	$0.49	$(0.61)
Diluted income/(loss)
Income/(loss) from continuing operations	$0.45	$(0.05)
Income/(loss) from discontinued/held-for-sale operations	—	(0.01)
Cumulative effect of change in accounting principle	—	(0.55)

Net income/(loss)	$0.45	$(0.61)

Cash dividends	$0.10	$0.10